EXHIBIT 2

                              musicmaker.com, Inc.
                        c/o Barington Capital Group, L.P.
                               888 Seventh Avenue
                                   17th Floor
                            New York, New York 10019


                                             February 22, 2002

Secretary
Fairmarket, Inc.
500 Unicorn Park Drive
Woburn, Massachusetts 01801

                             Notice to the Secretary
                             -----------------------

To the Secretary of Fairmarket, Inc.:

      The undersigned, which is the holder of record of an aggregate of 500 shares of common stock, par value $.001 per share (the "Common Stock"), of Fairmarket, Inc., a Delaware corporation (the "Company"), hereby notifies the Company as follows:

      The undersigned intends to nominate Joseph R. Wright, Jr. as a director to replace the current Class II director on the Company's Board of Directors (the "Board") whose term expires at the Company's 2002 Annual Meeting (the "Annual Meeting").

      That, pursuant to Section 220 of the Delaware General Corporation Law (the "DGCL"), the undersigned demands that it be given the opportunity to inspect, during the Company's usual business hours, the following records and documents of the Company and to make copies or extracts therefrom (the "Demand"):

          A. A complete record or list of the Company's stockholders certified by its transfer agent, which record or list sets forth the name and address of each stockholder of the Company and the number of shares of Common Stock registered in the name of each stockholder of the Company as of the most recent practicable date.

          B. A magnetic computer tape or disc list of the Company's stockholders as of the most recent practicable date, which sets forth the name and address of each stockholder and the number of shares of Common Stock registered in the name of each stockholder, together with any computer processing information that may be relevant to the use of such computer tape or disc, and a printout of such magnetic computer tape or disc for verification purposes.

          C. All information in or which comes into the Company's possession or control, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Common Stock, including a list of all owners who hold Common Stock in the name of Cede & Co. or other similar nominees and any respondent bank listings obtained pursuant to the requirements of Rule 14b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a list or lists containing the name, address, and number of shares of Common Stock attributable to participants in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan of the Company in which the voting of shares held by such plan is made, directly or indirectly, individually or collectively, by participants in such plan.

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               As promptly as practicable, any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks which are currently in effect.

          D. All lists, tapes, discs and other data in or which come into the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-1 and 14b-2 promulgated under the Exchange Act, which set forth the name and address of, and the number of shares owned by, each beneficial owner of Common Stock who has not objected to having his or her name disclosed (the "non-objecting beneficial owners" or "NOBO" list).

          E. A "stop transfer" list or stop list relating to the shares of Common Stock.

          F. All additions, changes and corrections to any of the information requested pursuant to paragraphs A through F from the date hereof until the undersigned requests termination of the transmission of such materials.

      The purpose of this Demand is to permit the undersigned to communicate with other stockholders of the Company on matters relating to their interests as stockholders, including but not limited to the composition of the Board.

      The undersigned agrees to bear the reasonable costs incurred by the Company in connection with the production of the requested materials.

      The undersigned hereby designates Kramer Levin Naftalis & Frankel LLP and its partners, employees and other persons designated by it acting together, singly or in any combination, to conduct the requested examination and copying of materials.

      Please advise Peter G. Smith of Kramer Levin Naftalis & Frankel LLP (Tel:
212-715-9401) as to the time and place that the requested information will be made available in accordance with this Demand. As you are no doubt aware, the DGCL requires your response to our requests in subsections A through F of this paragraph 2 within five business days of the date of delivery of this letter.

      Pursuant to Section 2 of Article I of the Company's Amended and Restated Bylaws (the "Bylaws"), the undersigned hereby sets forth the following as of the date of this letter:

          (a) The stockholder making the nomination set forth in paragraph 1 above is musicmaker.com, Inc.

          (b) The address of musicmaker.com, Inc. is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

          (c) We hereby represent that musicmaker.com, Inc. is a stockholder of record entitled to vote at the Annual Meeting.

          (d) We hereby represent that musicmaker.com, Inc. beneficially owns 500 shares of the Company's Common Stock.

          (e) musicmaker.com, Inc. intends to appear in person at the Annual Meeting.

          (f) Information regarding the nominee set forth in paragraph 1 above which complies with Section 2 of Article I of the Bylaws is set forth in Exhibit A attached hereto.

          (g) Joseph R. Wright, Jr.'s consent to his nomination to serve as a director of the Company if so elected is included as Annex A.

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      We trust that this notice complies in all respects with the Bylaws and applicable law. If the Company believes this notice is incomplete or otherwise deficient in any respect, please contact us immediately so that any alleged deficiencies may be promptly addressed.

      An affidavit relating to this letter has been attached to this letter.

      The Bylaws clearly state that a notice of intention to nominate directors is to be given "not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year's Annual Meeting ...." Accordingly, notice in respect of the
Company's 2002 Annual Meeting would be proper if given on or before March 9, 2002. However, the Company's Proxy Statement for its 2001 Annual Meeting (the "2001 Proxy Statement") refers, erroneously, to a different requirement apparently based on a now superseded provision of the Company's former bylaws as in effect prior to its public offering. Moreover, the 2001 Proxy Statement elsewhere refers, with no specific reference to any bylaw or other provision, to certain comparable notice being required on or before tomorrow, February 23, 2002. By delivering this notice at this time, the undersigned does not concede that such notice is required to be given now, by the Bylaws or otherwise (nor does it concede that bylaw provisions of this nature are necessarily valid and enforceable). The undersigned reserves its rights in this regard, including without limitation the right to deliver any further or amended notice on or before March 9, 2002 in accordance with the Bylaws.

      Please acknowledge receipt of this letter and the enclosures by signing and dating the enclosed copy of this letter and returning the same to the undersigned in the enclosed envelope.


                                     Very truly yours,

                                     musicmaker.com, Inc.


                                     By:_______________________________
                                        James A. Mitarotonda
                                        President  and  Chief  Executive Officer



RECEIPT ACKNOWLEDGED ON
FEBRUARY __, 2002
FAIRMARKET, INC.


By:_________________________
      Name:
      Title:

                                    AFFIDAVIT

STATE OF NEW YORK       )
                        )         ss.
COUNTY OF NEW YORK      )

        James A. Mitarotonda, having been duly sworn, deposes and says that he has executed this stockholder demand to which this Affidavit is attached and that the facts and statements contained in such demand are true and correct in all material respects.


-------------------------
James A. Mitarotonda

SWORN TO AND SUBSCRIBED BEFORE ME
THIS 22ND DAY OF FEBRUARY, 2002



--------------------------------------
Notary Public

                                                                       Exhibit A

Joseph R. Wright, Jr.

Joseph R. Wright, Jr., age 63, is President and CEO of PanAmSat, Inc., the world's leading commercial provider of global satellite-based communications services; servicing news organizations, telecommunication companies, DirecTV services, Internet networks and others around the globe. Prior to this he was Vice Chairman and is still currently a Director of Terremark Worldwide, Inc., a public company that develops and operates Network Access Point (NAP) telecommunications data centers, such as the NAP of the Americas in Miami. Mr. Wright was Chairman, CEO and Director of AmTec, Inc., a public company providing telecommunications and Internet services to and from the U.S. and the Far East, which merged with Terremark Holdings, Inc. Mr. Wright was also Chairman and Director of GRC International, Inc., a public company providing advanced information technology, Internet, and software systems technologies to government and commercial customers. AT&T acquired GRC in March 2000 and Mr. Wright joined the AT&T Government Markets Advisory Board. He was also Vice Chairman and Director of Jefferson Consulting Group, a Washington, DC consulting firm, and was Co-Chairman and Director of Baker & Taylor Holdings, Inc., an international book/video distribution and e-commerce company.

Prior to entering the e-commerce and telecommunications world, Mr. Wright was Vice Chairman, EVP and Director of W. R. Grace & Company, Chairman and Director of Grace Energy Company, and President of Grace Environmental Company from 1989 to 1994. Previous to Grace, he was Deputy Director and then Director of the Federal Office of Management and Budget (OMB) under President Reagan, serving in the Cabinet and the Executive Office of the President from 1982 to 1989. He was one of a few individuals who received the Distinguished Citizens Award from the President. He was also Deputy Secretary of the Department of Commerce, with oversight of the International Trade Administration, from 1981 to 1982 and later was on the President's Export Council as Chairman of the Export Control Subcommittee. Prior to the 1980's, Mr. Wright was President of Citicorp Retail Services and Retail Consumer Services, credit card subsidiaries of Citibank, following positions in the Federal Departments of Agriculture and Commerce, including acting Assistant Secretary for Economic Affairs responsible for developing the GDP and other economic reports.

Mr. Wright began his career at Booz, Allen and Hamilton, Inc. where he became one of the youngest Partners and the Division Head of the Growth Services consulting business after receiving an MIA from Yale University and a BS from Colorado School of Mines. In addition to the Boards mentioned above, Mr. Wright also currently serves on the Board of Directors/Advisors of AT&T Government Markets, a subsidiary of AT&T servicing Federal and State government customers; Titan Corporation, a public company that provides global technology services to governments and develops technology-based private-sector businesses; Fusion Telecommunications International, Inc., a multinational long distance telecommunications company; Barington Companies Equity Partners, L.P., a private investment partnership; Verso Technologies, Inc., a business to business e-commerce solutions company and Terremark Worldwide Inc. Mr. Wright is a former member of the Boards of Directors of Travelers Group, Harcourt Brace Janovich, and Hampton University. He is a member of the Council on Foreign Relations, Chief Executives Organization, Committee for a Responsible Federal Budget and the New York Economic Club. He lives in New York City.

                                                                         Annex A


                            Consent for Nomination

      I, Joseph R. Wright, Jr., hereby consent to my nomination as a director of Fairmarket, Inc. and agree to serve as a director of Fairmarket, Inc., if elected.


                                                -----------------------
                                                Joseph R. Wright, Jr.